Exhibit 10.1

February 12, 2018

PRIVATE & CONFIDENTIAL

Mr. John Bower

Dear John:

As you know, in consideration of your overall performance and contribution to RGP, effective September 10, 2017, your annual salary was increased to $265,000, payable in bi-weekly installments.

Additionally effective as of September 10, 2017, you ceased accruing Paid Time Off pursuant to RGP’s paid time off policy and as set forth in your initial offer letter. Instead, you are entitled to such amounts of paid sick leave and other leave, as from time to time may be allowed to the Company’s executive officers generally, as approved by the Board specifically, or as required by law. Any personal time off is to be scheduled and taken in accordance with the Company’s standard policies applicable to executive employees.

Further, effective January 1, 2018, you are entitled to receive an automobile allowance associated with the operation and maintenance of such automobile to the extent provided to other executive officers of the Company (fifteen thousand dollars ($15,000.00) annually). RGP also will reimburse you upon presentation of documentation for mileage expenses consistent with the Company’s applicable human resources policies and the usual accounting procedures of the Company.

Finally, this letter confirms a change in terms of your employment as set forth in the August 2016 offer letter for the Chief Accounting Officer role. Specifically, starting in this fiscal year (2018), you will participate in the Executive Incentive Program designed to award fiscal year-end bonuses based on qualitative and quantitative measurements against pre-determined targets. As such, you will no longer be eligible to participate in the discretionary Company-wide incentive compensation program. All other terms set forth in the August 2016 Chief Accounting Officer offer will remain applicable, including the severance protection, and change of control protection as set forth in that agreement.

To confirm your understanding of the above changes to the terms of your employment and the August 2016 offer letter, please sign below in the space provided and return the original to Jodeen Howes within seven (7) business days from the date of this letter.

Sincerely,

/s/ Herbert Mueller

Herbert Mueller

Chief Financial Officer

I hereby accept RGP’s offer as described in this letter.

/s/ John Bower	February 14, 2018
John Bower	Date

Resources Global Professionals is an Equal Opportunity Employer.